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                                                                    Exhibit 10.6

                              OPERATING AGREEMENT

                                      OF

                               CNB BANCORP, LLC



This Operating Agreement ("Agreement") of CNB Bancorp, LLC (the "LLC") is made as of July 30, 2001, among the undersigned Members of the LLC.



                                   ARTICLE I
                            FORMATION AND PURPOSES

     1.1 Formation. The Members acknowledge the formation of the LLC under the Virginia Limited Liability Company Act (the "Act"). The Virginia State Corporation Commission issued the Certificate of Organization on June 8, 2001.

     1.2 Purpose. The LLC is formed for the purposes of (i) facilitating the Members in preparing and filing an application with the U.S. Comptroller of the Currency ("OCC") to organize a banking association to be located in Windsor, Virginia (the "Bank"); (ii) facilitate the Members in organizing a holding company for the Bank; and (iii) acquire real property on which to construct the headquarters building for the Bank, and any other lawful business.

     1.3 Tax Classification. The Members intend that the LLC be classified as a partnership for federal income tax purposes and this Agreement shall be interpreted accordingly.

     1.4 Limited Liability. No Member or Manager shall have any personal obligation for any liabilities of the LLC solely by reason of being a Member or Manager, except as provided by law.

     1.5 Certain Defined Terms. The following capitalized terms, when used in this Agreement, have the meanings indicated:

         "Percentage Interests" means the ratio of the number of Units owned by such Member to the total number of Units owned by all Members.

         "Unit" means an interest in the LLC, issued in accordance with this Agreement, with an initial Capital Account (as hereinafter defined) balance as set forth on Exhibit A hereto.
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                                  ARTICLE II
                                    MEMBERS

     2.1 General. The term "Members" means only the undersigned and any Persons subsequently admitted as Members. The term "Person" includes individuals and entities. A Member ceases to be a Member upon the Assignment (as hereafter defined) of such Person's entire interest in the LLC, but such former Member shall not be released or discharged from any of the obligations of a Member under the provisions of this Agreement, unless provided otherwise in the written consent of all of the other Members.

     2.2 Membership Interest. Each Member's ownership interest in the LLC, hereinafter referred to as a "Membership Interest," shall be (i) determined with reference to the number of Units owned by each such Member, and (ii) subject to the terms and provisions of this Agreement. The Membership Interests shall be set forth on Exhibit A hereto, as amended from time to time.

     2.3 Member List. The LLC shall maintain at its principal office a current list (the "Member List") showing the name, address, Percentage Interests, Units and capital contribution of each Member.

     2.4 Consent, Approval, and Vote of Members. Except as otherwise specifically provided in this Agreement, consents, approvals, and votes of Members shall be based on their respective Percentage Interests at the time the consents, approvals, or votes are required. Each Member shall be given five days written notice, which may be waived, of anything requiring a consent or approval of such Member.

     2.5 Admission of Members. Persons, other than the undersigned Members, acquiring interests in the LLC by Assignment or otherwise will not become Members until their admission as Members is approved in accordance with the terms of this Agreement, they execute this Agreement, as it then exists, and they make any required capital contributions.

     2.6 Resignation of Member. Each Member agrees not to resign or withdraw from the LLC except in connection with an Assignment of the Member's entire interest in the LLC in a manner permitted by this Agreement.


                                  ARTICLE III
                                  MANAGEMENT

     3.1 Management by Board of Managers. The LLC shall be managed by a Board of Managers on the terms and conditions set forth herein. The term "Manager" shall include multiple Managers, as applicable. The approval of a majority in number of the then serving Managers shall be required to act or refrain from acting, except as further set forth in Section 3.4 below.

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     3.2 Designation and Removal of Officers. The Board of Managers shall appoint a Manager to serve as President of the LLC and a Manager to serve as Treasurer of the LLC. The Manager appointed as President shall be responsible for the day-to-day operations of the LLC. The Manager appointed as Treasurer shall keep accurate books of account of collections and expenditures, and shall expend funds only for filing fees, legal and other professional and consulting fees, acquisition of property selected for the Bank's headquarters, and other expenses incidental to the organization and planning of the Bank and the holding company. The books of account maintained by the Treasurer shall be open to inspection by any Member at any reasonable time, and the Treasurer shall furnish monthly reports of collections and expenditures to the Members.

In addition, the Board of Managers may (i) designate such other officers and agents, and (ii) grant such persons such rights, powers, and titles as the Board of Managers may deem appropriate, if not inconsistent with this Agreement. The Board of Managers, by majority vote, may remove the President, Treasurer and such other designated officers and agents of the LLC at any time, with or without cause.

     3.3 Powers of Board of Managers. Except as set forth herein, the Board of Managers, acting by majority vote, shall have the full, exclusive, and complete authority to manage, direct, and control the business and affairs of the LLC, and shall have full power and authority to make, execute and deliver in the name of and on behalf of the LLC, such certificates and documents as it deems necessary or appropriate to conduct the LLC's business. Except as otherwise provided herein, the Board of Managers shall have the right pursuant to the powers provided herein to sign on behalf of and bind the LLC, and to make all decisions on its behalf.

     3.4 Restrictions on Managers. The Board of Managers may not take any of the following actions without first obtaining the consent of Members holding more than a majority of the Percentage Interests:

         (i) sell, or otherwise dispose of, or contract to sell or otherwise dispose of, all or substantially all of the assets of the LLC;

         (ii) enter into any agreement to pursue activities other than formation of the Bank and the holding company for the Bank, and acquisition of property on which to construct the Bank;

         (iii) except to secure one or more loans in the aggregate of up to $750,000, pledge, or grant a security interest in, all or substantially all of the assets of the LLC;

         (iv) compromise or forgive any substantial claim of, or obligation owing to, the LLC; or

         (v) make any assignment for the benefit of creditors of the LLC, or otherwise cause the LLC to seek protection under any bankruptcy or insolvency law.

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Further, the Board of Managers may not borrow more than $750,000 in the aggregate without first obtaining the unanimous consent of the Members.


     3.5 Board of Managers. The Board of Managers shall initially consist of four (4) Persons, each a Manager. The initial Managers are: Judy D. Brown, William E. Pope, Mike Smith and G. Stewart Tyler. The initial President of the LLC is Douglas A. Chesson. Initially the Board of Managers shall appoint the individual who was elected to serve as the Treasurer by the Members pursuant to the Organizer Contribution Agreement, dated July 19, 2001 (the "Organizer Contribution Agreement") to serve as Treasurer of the LLC.

     3.6 Vote of Board of Managers. Each Manager appointed to the Board of Managers shall have one (1) vote. The Board of Managers shall act by majority vote.

     3.7 Tenure of Managers. The term of a Manager shall expire upon such individual's death, resignation, bankruptcy, incapacity, or removal. A Manager may be removed at any time, with or without cause, by Members holding a majority of the Percentage Interests. Upon expiration of a Manager's term, a new Manager may be appointed by Members holding a majority of the Percentage Interests.

     3.8 Compensation. A Manager, the President and any other officer of the LLC shall be entitled to receive such compensation for services as may be agreed by the Managers, with the approval of Members holding a majority of the Percentage Interests.


                                  ARTICLE IV
                    RELATIONSHIP AMONG MEMBERS AND MANAGERS

     4.1 Liabilities of Members and Manager. No Member or Manager shall have any liability to the LLC arising out of a transaction, occurrence or course of conduct unless he or she engaged in gross negligence, breach of fiduciary duty, willful misconduct or a knowing violation of the criminal law.

     4.2 Dealings with the LLC. The Board of Managers may engage the services of, or cause the LLC to transact business with (i) any Member or Manager, (ii) any Person who is related to or affiliated with a Member or Manager (iii) any Person having a financial interest in a Member or Manager, or (iv) any Person in which a Member or Manager has a financial interest. The provisions of any contracts with any of such Persons shall not be less favorable to the LLC than would generally be obtainable from unaffiliated Persons.

     4.3 Other Activities. A Manager or Member may engage in or hold an interest in any other business, subject to the terms and conditions of any Noncompete Agreements that may from time to time be in effect, even if such business competes with the LLC. Neither the LLC nor any Member shall have any rights in any such business or its profits. Each Manager who

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engages in any such activity or acquires any such interest shall inform the
Members and Managers of material conflicts of interest with the LLC resulting from such activity.

     4.4 Expenses; Reimbursement. The LLC shall bear all expenses and liabilities incurred with respect to the organization, operation, and management of the LLC. A Member or Manager shall be entitled to reimbursement from the LLC for any reasonable and necessary LLC expenses or liabilities incurred by the Member or Manager for the LLC, provided that the expenses or liabilities did not arise as a result of the Member's or Manager's willful misconduct or knowing violation of the criminal law.


                                   ARTICLE V
                           ASSIGNEES AND ASSIGNMENTS

     5.1 General. The term "Assignment" means a sale, gift, transfer at death, or other transfer, whether voluntary or involuntary, of any interest in the LLC; provided, however, that a pledge or encumbrance of an interest in the LLC shall not constitute an "Assignment" until such time as the LLC interest is foreclosed upon by the lender, whether in default or otherwise. The term "Assignor" means any Person who makes an assignment of an interest in the LLC. The term "Assignee" means the owner, other than a Member, of any interest in the LLC. An Assignee may become a Member only in the manner provided in this Agreement.

     5.2 Permitted Assignments. The term "Permitted Assignment" means an assignment of an interest in the LLC to a Member, the spouse of a Member, an ancestor or descendant of a Member, the spouse of an ancestor or descendant of a Member, an entity in which any such individual holds substantially all of the equity interests, the personal representative of a Member's estate or the legatees or beneficiaries thereof, a trust established primarily for the benefit of any such individuals, a foundation or other organization exempt from tax as described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). A Member may make a Permitted Assignment at any time.

     5.3 Other Assignments; First Refusal. A Member who proposes to make an Assignment of an interest in the LLC which is not a Permitted Assignment ("Proposed Assignment") must notify the President in writing of such intent, of the name of the proposed Assignee (the "Proposed Assignee"), and of the terms and conditions of the Proposed Assignment. The LLC shall have the right, with the approval of Members (other than the proposed Assignor) holding a majority of the Percentage Interests (without giving effect to the Percentage Interest of the proposed Assignor), to elect to purchase such interest on the same terms and conditions, including price, as those being offered to the Proposed Assignee in the Proposed Assignment. The LLC's election to purchase such interest must be made within 60 days of the date on which the proposed Assignor first provided notice to the President pursuant to this Section 5.3 (the "Election Period").

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     5.4 Settlement. Unless otherwise agreed, the LLC shall close the purchase at the principal office of the LLC within 60 days following the exercise of the right of first refusal granted in Section 5.3 herein.

     5.5 Failure to Purchase. If the LLC does not elect to exercise its right of first refusal within the Election Period, the Member proposing to make the Assignment may make the Assignment to the Proposed Assignee. If the Assignment to the Proposed Assignee is not completed within the following 60-day period, the interest shall again become subject to the notice and right of first refusal provisions of this Article.

     5.6 Notice of Assignments; Effectiveness. The LLC shall not be required to recognize any Assignment until the Managers receive written notice thereof. Notwithstanding the provisions of this Article to the contrary, no Assignment will be permitted if it would result in a termination of the LLC for federal income tax purposes or would violate any law. An Assignment not made in accordance with this Agreement shall be void ab initio.
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     5.7 Status and Liability of an Assignor. A Person making an Assignment of an interest in the LLC shall be considered an Assignor, not a Member, to the extent of the Assignment. To the extent of an Assignor's Assignment, the Assignor, whether or not a Member, shall not have the rights of a Member until the Members holding more than two-thirds of the Percentage Interests consent and shall not be relieved of liability under this Agreement, including the obligation to restore the amount in a Capital Account.

     5.8 Rights of an Assignee. An Assignment of an interest in the LLC entitles the Assignee, to the extent assigned, to the Capital Account and Percentage Interests of the Assignor. An Assignment does not entitle the Assignee, whether or not a Member, to participate in the management and affairs of the LLC or to become a Member, to the extent of the Assignment, without the consent of the non-Assignor Members holding more than two-thirds of the Percentage Interests. The Member List shall reflect the same information with regard to Assignees as it does with regard to Members.


                                  ARTICLE VI
                                    CAPITAL

     6.1 Capital Accounts.

         (a) The LLC shall maintain a capital account ("Capital Account") for each Member and Assignee. The value of each Capital Account shall equal (i) the sum of the cash contributions to the account, the agreed upon value of contributions of property to the account, and the share of the profits of the LLC allocated to the account, less (ii) all distributions made to the owner of the account and the share of the net losses of the LLC allocated to the account. The agreed upon value assigned to an account for contributions of property shall be approved by Members holding more than two-thirds of the Percentage Interests. Capital Accounts shall be maintained in accordance with the applicable provisions of the Code, shall not bear interest, and

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shall be adjusted thereafter in accordance with the requirements of Treasury
Regulation sections 1.704-1, 1.704-2, 1.704-3, and 1.704-4, including, without limitation, the revaluation provisions of Treasury Regulation sections 1.704-1(b)(2)(iv)(e)-(g).

         (b) This Article VI and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the requirements of Treasury Regulation section 1.704-1(b) and shall be interpreted and applied in a manner consistent therewith. If the Board of Managers determines that it is prudent or necessary to modify the manner in which (i) the Capital Accounts are computed or (ii) Capital Account adjustments are recorded in order to comply with Treasury Regulation section 1.704-1(b), the Board of Managers may make such modifications; provided, however, that the Board of Managers determines in good faith that such modifications are not likely to have a material effect on the amounts distributable to any Member.

     6.2 Capital Contributions. The initial capital contributed by the Members (the "Capital Contributions") is as set forth on Exhibit A hereto, which was contributed to an organizational expense fund pursuant to the Organizer Contribution Agreement. From time to time upon receiving at least three business days' notification from the Treasurer, each of the Members will promptly contribute additional funds to the LLC up to an aggregate contribution of $50,000 per Member. In addition, each of the Members shall execute a guaranty for a line of credit to be established by the LLC, with each Member assuming liability for up to 150% of his/her pro rata portion of the liability under the line of credit. The maximum financial commitment of each Member (counting only the principal amount of the line of credit) pursuant to the line of credit and the cash contributions together shall not exceed the greater of $50,000 or 150% his/her pro rata share of $750,000, (or $86,540 + interest) as originally calculated given the original organizers signed below, unless the Members by unanimous vote elect to raise the ceiling.

     6.3 Additional Contributions or Loans. Except as otherwise provided in this Agreement, no Person shall be required to contribute or lend money or property to the LLC. Notwithstanding the generality of the foregoing, if it is subsequently determined for federal income tax purposes by the Internal Revenue Service, a court of competent jurisdiction, or comparable authority, that the value of a Member's initial Capital Contribution is less than that which is reflected on Exhibit A hereto (a "Contribution Deficit"), such Member shall be obligated to contribute, within 90 days after the date of such determination, additional cash in an amount necessary to restore such Contribution Deficit.

     6.4 Capital Account Deficits. Capital Account deficits must be restored immediately before the termination of the LLC by the Members owning the Capital Accounts or the Assignors thereof who have not been relieved of such liability.

     6.5 Return of Capital. No Person shall be entitled to require the return of all or any part of such Person's Capital Account.

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     6.6  Loans Not Capital Contributions. A loan to the LLC shall not be considered a capital contribution.


                                  ARTICLE VII
                       ALLOCATIONS OF PROFITS AND LOSSES

     7.1 Allocation of Profits. After giving effect to the special allocations set forth in Section 7.4 herein, net profits and gains of the LLC for a fiscal year shall be allocated to the Capital Accounts of the Members in accordance with their respective Percentage Interests.

     7.2 Allocation of Losses. After giving effect to the special allocations set forth in Section 7.4 herein, if there shall be net losses for a fiscal year, such losses shall be allocated and charged to the Capital Accounts of the Members in accordance with their respective Percentage Interests.

     7.3  Tax Allocations; Code Section 704(c).

          (a) Items of income, gain, loss, and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial value (determined in accordance with Section 6.1 herein), as required by Code Section 704(c) and the Treasury Regulations promulgated thereunder.

          (b) If the value of any LLC asset is adjusted pursuant to Section 6.1 herein, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its adjusted value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder.

          (c) The Board of Managers shall make any elections or other decisions relating to such allocations in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.3 are solely for federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's or Assignee's Capital Account or its share of profits, losses, or distributions pursuant to any provision of this Agreement.

     7.4  Special Allocations.

          (a) The LLC's allocations under this Agreement shall comply with the Treasury Regulations under Code Section 704(b) (the "Regulatory Allocations"), including the special allocations of this Section 7.4 which shall be made in the following order. To the extent such compliance with the Regulatory Allocations would distort the economic sharing ratios

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desired by the Members, the Board of Managers shall allocate subsequent LLC profits, losses, income, and gain to the extent permitted under Treasury Regulations to cure such distortion.

          (b) In accordance with and except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in LLC Minimum Gain (as hereinafter defined) during any fiscal year of the LLC, there shall be allocated to each Member items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member's share of the net decrease in LLC Minimum Gain, determined in accordance with Section 1.704-2(g)(1) of the Regulations.

          (c) In accordance with and except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is, for any fiscal year of the LLC, a net decrease in Member Nonrecourse Debt Minimum Gain (as hereinafter defined), there shall be allocated to each Member that has a share of Member Nonrecourse Debt Minimum Gain items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain, all in accordance with Regulation Section 1.704-2(i). The determination of a member's share of the net decrease in Member Nonrecourse Debt Minimum Gain shall be made in a manner consistent with the principles contained in Section 1.704-2(g) of the Regulations.

          (d) Any and all items of loss and deduction and any and all expenditures described in Section 705(a)(2)(B) of the Code (or treated as expenditures so described pursuant to Section 1.704-1(b)(2)(iv) of the Regulations) that are attributable to a Member Nonrecourse Debt (as hereinafter defined) (collectively, "Nonrecourse Deductions," as hereinafter defined) shall be allocated to the Member that bears the Economic Risk of Loss (as hereinafter defined) for such Member Nonrecourse Debt in accordance with Section 1.704-2(i) of the Regulations. If more than one Member bears such Economic Risk of Loss, such Nonrecourse Deductions shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss. If more than one Member bears such Economic Risk of Loss for different portions of a Member Nonrecourse Debt, each such portion shall be treated as a separate Member Nonrecourse Debt.

          (e) For purposes of this Section 7.4, the following capitalized terms have the meanings indicated: (i) "LLC Minimum Gain" shall have the meaning ascribed to "Partnership Minimum Gain" set forth in Section 1.704-2(b)(2) and
(d) of the Treasury Regulations; (ii) "Member Nonrecourse Debt" shall have the meaning ascribed to "Partner Nonrecourse Debt" as set forth in Section 1.704-2(b)(4) of the Treasury Regulations; (iii) "Member Nonrecourse Debt Minimum Gain" shall have the meaning ascribed to "Partner Nonrecourse Debt Minimum Gain" as set forth in Section 1.704-2(i)(2) of the Treasury Regulations; (iv) "Economic Risk of Loss" shall have the meaning set forth in Section 1.752-2(b)-
(j) of the Regulations; and (v) "Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.


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                                 ARTICLE VIII
                   DISTRIBUTIONS OF CASH AND OTHER PROPERTY

     8.1 Distributions of Cash. Cash which the Board of Managers determines is not necessary for the operations or reserves of the LLC shall be distributed to the Members, annually or more frequently, in accordance with the following order of priority:

          (a) First, to all Members in accordance with their respective Percentage Interests until the aggregate amount received by each such member pursuant to this Section 8.1(a) equals the product of (i) the cumulative net profits allocated to each such Member pursuant to Section 7.1 herein, multiplied by (ii) the highest combined federal and state statutory income tax rate (net of federal tax benefit) applicable to any Member;

          (b) Second, to all Members in proportion to and to the extent of the cash contributed as a Capital Contribution to the LLC by such Member or its predecessor in interest;

          (c) Third, among the Members as necessary to cause the Member's Capital Accounts to be proportionate to their respective Percentage Interests; and

          (d) Thereafter, the balance, if any, to the Members in accordance with their respective Percentage Interests.

     8.2 Distributions Following Dissolution. Following the dissolution of the LLC and the winding up of its affairs, the assets shall be distributed:

          (a) First, to satisfy debts and obligations of the LLC;

          (b) Second, to set up any reserves deemed appropriate by the Managers;

          (c) Third, among the Members and Assignees, in proportion to their respective Percentage Interests; provided, however, that the amount distributed pursuant to this Section 8.2(c) shall not exceed the excess, if any, of (i) the Capital Contributions of such Member, Assignee, or its predecessor in interest, over (ii) the cash previously distributed to such Member, Assignee, or predecessor in interest pursuant to Section 8.1 herein; and

          (d) Thereafter, among the members in proportion to the amounts in their Capital Accounts.



                                  ARTICLE IX
                                  TAX MATTERS

     9.1 Tax Allocations. Except as required by the Code or as otherwise provided in this Agreement, the LLC shall allocate its tax items in the same manner as its book items.

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     9.2  Tax Matters.  The tax year of the LLC shall be the calendar year.  The
Board of Managers may make, refrain from making, or revoke all tax elections under the Code. The President shall designate a "Tax Matters Partner" as required by the Code.


                                   ARTICLE X
                                  DISSOLUTION

     10.1 Events of Dissolution. The LLC shall be dissolved upon the first to occur of:

          (a) The consent of Members holding more than two-thirds of the Membership Interests;

          (b) The sale or other disposition of substantially all of the non-cash assets of the LLC;

          (c) The death, resignation, bankruptcy, or dissolution of a Member, or occurrence of any other event that terminates the continued membership of a Member unless, within 90 days of such event, Members holding a majority of the Membership Interests agree to continue the LLC and either there are at least two remaining Members or a new Member is admitted, in which event the business of the LLC shall be continued in accordance with this Agreement; or

          (d) The entry of a decree of judicial dissolution under (S) 13.1-1047 of the Act.

     10.2 Winding Up and Termination. The business of the LLC shall be wound up following its dissolution. Upon completion of the winding up, the LLC shall terminate.


                                  ARTICLE XI
                                INDEMNIFICATION

     11.1 Indemnification. The LLC shall indemnify any Member or Manager who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (a "Proceeding"), including a Proceeding brought on behalf of the Members of the LLC, because such Person is or was a Member or Manager of the LLC, or is or was serving at the request of the LLC as a manager, director, trustee, partner or officer of another entity, against any liability and reasonable expenses (including reasonable attorneys' fees) incurred by such Person in connection with such Proceeding unless such Person has engaged in gross negligence, breach of fiduciary duty, willful misconduct or a knowing violation of the criminal law. No amendment of this Article shall have any effect on the rights provided herein with respect to any act or omission occurring prior to such amendment.

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     11.2 Advances or Reimbursements.  The LLC shall promptly make advances or reimbursements for reasonable expenses (including attorney's fees) incurred by any Person claiming indemnification under this Article, unless it has been determined that such Person is not entitled to indemnification because of a failure to meet the standards set forth in this Article. Such advances or reimbursements shall be conditioned upon receipt from the Person claiming indemnification of a written obligation to repay the amount of such advances or reimbursements if it is ultimately determined that such Person is not entitled to indemnification.

     11.3 Determination.  The determination that indemnification under this
Article is permissible, and of the reasonableness of expenses and attorneys fees, shall be determined by the Board of Managers, if the claimant is a Member and not a Manager, and by legal counsel agreed upon by the LLC and the Person claiming indemnification if the claimant is a Manager. The determination may be made before or after a claim for indemnification is made. Notwithstanding any provision in this Article to the contrary, no Person shall be entitled to indemnification pursuant to this Agreement to the extent such Person is entitled to indemnification by another, including an insurer.


                                  ARTICLE XII
                               ISSUANCE OF UNITS

     12.1 Admission. A Member may be admitted to membership in the Company through the issuance by the Company of Units, directly to such Member upon the approval of Members holding more than two-thirds of the Percentage Interests. Units may be issued in return for the Member's capital contribution of (i) cash in the same amount that has been required of the Members pursuant to Section 6.2 of this Agreement and, (ii) if the Company has required a guaranty by Members of a line of credit pursuant to Section 6.2 of this Agreement, execution of a similar guaranty. The admission of a Member to the Company shall be evidenced by a written subscription or joinder agreement signed by an authorized Officer of the Company, on the one hand, and the Member, on the other hand, and such writing shall set forth (i) the number and class of Units to be held by such New Member, (ii) the Capital Contribution of such Member in consideration of said Units and (iii) the Member's agreement to be bound by, and to take his Membership Interest (including his Units) subject to, the terms and conditions of this Agreement as same applies to Members and their respective Membership Interests (including their Units).

     12.2 No Preemptive Rights. Existing Members shall not have any first right of refusal or preemptive rights with regard to the issuance of additional Membership Interests and/or Units and may have their Membership Interests diluted if additional Units are issued in accordance with Section 12.1.

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                                 ARTICLE XIII
                           ADMINISTRATIVE PROVISIONS

     13.1 Offices. The initial principal office, registered office, and registered agent shall be as set forth in the Articles of Organization of the LLC. A majority of the Percentage Interests of the Members may change the principal office, the registered office, or the registered agent.

     13.2 Books and Records. The President shall keep full and accurate books of account and records at the principal office of the LLC. Upon reasonable notice, each Member, or the Member's designated representative, shall have access to such books and records during reasonable business hours and may inspect and make copies of them at the Member's expense.

     13.3 Notices. Notices and communications given pursuant to this Agreement (including the consents or approvals of Members and changes of address for purposes of the Member List) shall be in writing and shall be delivered by hand, telefax, commercial courier or registered or certified mail (return receipt requested and postage prepaid), to the addressee in person or to the address of the addressee as then shown on the Member List, if the addressee is a Member or an Assignee, and to the principal office of the LLC if the addressee is a Manager. All such notices, except notices given by mail, shall be deemed to have been received when delivered, if delivered during business hours, or on the next business day following delivery if not delivered during business hours. Notices given by mail shall be deemed to have been given on the earlier of (i) the date shown on the return receipt or (ii) five days after being deposited in the U.S. Mail.


                                  ARTICLE XIV
                                 MISCELLANEOUS

     14.1 Amendment. This Agreement may be amended by the consent of Members holding more than two-thirds of the Membership Interests.

     14.2 Interpretation. Unless the context otherwise requires, terms used and not defined in this Agreement shall have the same definitions set forth in the Act.

     14.3 Power of Attorney. Each Member hereby constitutes and appoints the Board of Managers, and the President so long as he remains the Board of Managers' designee, as such Person's true and lawful attorney-in-fact in such Person's name, place and stead, to execute, acknowledge and deliver or file any certificate required by law to be filed by the LLC with any governmental agency.

     14.4 No Third Party Beneficiaries. No provision in this Agreement, including any provision requiring Members, Assignees, or Assignors to restore Capital Account deficits, shall affect the Members', Assignees' and Assignors' insulation from personal liability for LLC debts that is provided for in the Act. No provision of this Agreement shall inure to the benefit of, or be enforceable by, any third party, including, without limitation, any creditor of the LLC or any creditor of a Member.

     14.5 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia without giving effect to its choice of laws rules.

     14.6 Counterparts. This Agreement may be executed by the Organizers in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

     14.7 Conflict with Prior Agreements.   In the event of any inconsistency
between the provisions of this Agreement and prior agreement among the Members regarding the subject matter hereof, including the Organizer Contribution Agreement, the terms of this Agreement shall be controlling.


     IN WITNESS WHEREOF, the Members have executed this Agreement.

                                                 /s/ Allen E. Brown
                                             -----------------------------------
                                             Allen E. Brown

                                                 /s/ Judy D. Brown
                                             -----------------------------------
                                             Judy D. Brown

                                                 /s/ Douglas A. Chesson
                                             -----------------------------------
                                             Douglas A. Chesson

                                                 /s/ J. Larry Darden
                                             -----------------------------------
                                             J. Larry Darden

                                                 /s/ Harold Demsko
                                             -----------------------------------
                                             Harold Demsko

                                                 /s/ James E. Laine
                                             -----------------------------------
                                             James E. Laine

                                                 /s/ Marcia Patterson
                                             -----------------------------------
                                             Marcia Patterson

                                                 /s/ William E. Pope
                                             -----------------------------------
                                             William E. Pope

                                                 /s/ Gerald D. Scheimberg
                                             -----------------------------------
                                             Gerald D. Scheimberg

                                                 /s/ Mike Smith
                                             -----------------------------------
                                             Mike Smith

                                                 /s/ Stewart Tyler
                                             -----------------------------------
                                             Stewart Tyler

                                                 /s/ Gene Worrell
                                             -----------------------------------
                                             Gene Worrell

                                                 /s/ Susan Worrell
                                             -----------------------------------
                                             Susan Worrell

                                   EXHIBIT A

                                  MEMBER LIST
                                      OF
                               CNB BANCORP, LLC



                                        Capital
                                        -------
Name and Business Address of          Contribution        Units
----------------------------          ------------        -----
Member
------

Allen E. Brown                           $7,500             1
41 Bank Street
Windsor, VA 23487

Judy D. Brown                            $7,500             1
P.O. Box 274
Windsor, VA 23487

Douglas A. Chesson                       $7,500             1
36184 Unity Road
Zuni, VA 23898

J. Larry Darden                          $7,500             1
6407 Joyners Bridge Road
Carrsville, VA 23315

Harold Demsko                            $7,500             1
19 N. Court Street
Windsor, VA 23487

James E. Laine                           $7,500             1
37023 Old Wakefield Road
Wakefield, VA 23888

Marcia Patterson                         $7,500             1
4536 Exeter Drive
Suffolk, VA 23434

William E. Pope                          $7,500             1
24153 Butler Avenue
Windsor, VA 23487

Gerald D. Scheimberg                     $7,500             1
4317 Anslie Court
Suffolk, VA 23434-7007

Mike Smith                               $7,500             1
4384 Lake Prince Drive
Suffolk, VA 23434

Stewart Tyler                            $7,500             1
801 Normandy Drive
Suffolk, VA 23434-2907

Gene Worrell                             $7,500             1
11277 Shiloh Drive
Windsor, VA 23487

Susan Worrell                            $7,500             1
893 24/th/ Street
Virginia Beach, VA 23454



DATED AS OF JULY 30, 2001